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                                                                   EXHIBIT 10.11

                            [UROCOR, INC. LETTERHEAD]

December 17, 1999




Mr. John L. Armstrong
14365 W. 142nd St.
Olathe, KS  66062

Dear Jack:

This letter will formally outline the details that were discussed concerning the position of VICE PRESIDENT OF BUSINESS DEVELOPMENT, which reports to Mike George. The objective of this letter is to outline the offer to you.

START DATE:  December 22, 1999

BASE SALARY:  $6,153.85 bi-weekly ($160,000 annually)

BONUS: Annual bonus potential of 35% of your annual salary based primarily on achievement of corporate financial objectives, as well as individual accomplishments.

BENEFITS:
- UroCor Employee Benefits consist of the following and may change for the purpose of increased benefit or lower cost through negotiation with carriers.
- Term Life Insurance at two (2) times annual salary (capped at $200,000) paid for you.
-    Disability Insurance (short and long term) paid for you.
- 401K Retirement Plan - Begin contributing first month after hire and company matched upon enrollment up to 50% of first 6% of annual salary.
-    Workers Compensation, Unemployment and Social Security
- Employee Stock Purchase Program, which is available for enrollment semi-annually and is designed to allow employees the ability to purchase UroCor stock at a discount to the market.

PAID TIME OFF: You are given 25 days paid time off per year. You will begin accruing days upon your hire date but cannot begin utilizing this time until the completion of your 90 day introductory period.

STOCK OPTIONS: UroCor offers a stock option program. This option requires a five year vesting period for 90,000 shares of UroCor stock. A price per share will be set based upon the date the option receives Board approval. Vesting starts on your employment date.
OTHER PROVISIONS: In the event of termination without "cause", or resignation for "good reason" the company will provide six (6) months base salary paid on a bi-weekly basis. For purposes of this entire offer letter: (1) "cause" is limited to fraud, embezzlement or conviction of a felony involving moral turpitude, and (2) "good reason" shall be defined as your job title and/or responsibilities being reduced from Vice President of Business Development. It is also understood that any severance received under this offer letter shall not be subject to offset or duty to mitigate.

In the event of a change of control, you shall receive eighteen (18) months severance, and all of our options will vest immediately. In the event the Board approves a plan that affords greater benefits to Senior Management than those stipulated in this offer letter, you will, of course, participate in the Board approved plan. For purposes of this Offer Letter, "change in control" shall be defined as change in ownership or control as contemplated in Section 280G of the Internal Revenue Code.

Every employee is required to sign a Confidentiality and Non-Compete Agreement with UroCor, Inc. As with all employees, your employment is "at will", and as such, this agreement does not represent a contract. Your first 90 days of employment are considered an Introductory Period, and during that period you will accrue benefits as described in the Employee Manual. No manager or representative of UroCor, Inc., other than the President of UroCor, Inc., has authority to enter into any employment agreement.

As an employee of UroCor, Inc. you will be provided with a copy of the UroCor, Inc. Employee Manual and insurance booklets which outline our personnel policies and benefits program. You will be expected to read these materials thoroughly, and sign and
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return a copy of the "Receipt and Acknowledgment of UroCor Employee
Manual". Any questions regarding UroCor policy, benefits administration or eligibility should be directed to Inez Dunn, Benefits Coordinator, (ext. 4121).

Our offer to hire you is contingent upon satisfactory completion of employment references and your submission of proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you. It is also contingent upon your safe driving record through the motor vehicle department, which you are required to provide. In addition, A negative drug screen is a condition of employment.

Jack, we feel that you could make a great contribution to our department and company and look forward to your response.

Very truly yours,                          Accepted by:

/s/ Michael W. George

Mike George                                /s/ John L. Armstrong     12/22/99
President and Chief Executive Officer      -----------------------------------
                                           John L. Armstrong          Date